Exhibit 10.6

United Overseas Bank Limited

HEAD OFFICE
80 Raffles Place UOB Plaza
Singapore 048624
Tel (65) 6533 9898 Fax (65) 6534 2334
uobgroup.com
Co. Reg. No. 1935OOO26Z

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31 August 2020

CUSTOMER’S COPY

PRIVATE & CONFIDENTIAL

Premium Catering Private Ltd.

6 Woodlands Walk

Singapore 738398

Dear Sirs,

BANKING FACILITY

We (“the Bank”) are pleased to offer you the following banking facility for your use subject to the terms and conditions stated herein and subject also to the Standard Terms and Conditions Governing Banking Facilities annexed to this Facility Letter (“the Standard Terms”). In the event of any inconsistency between the terms and conditions herein and the Standard Terms, the terms and conditions herein shall prevail:-

1.	LINE OF CREDIT

S$1,000,000-00	:	Singapore Dollars One Million Only

Within Line

S$1,000,000-00	:	For 5-year Temporary Bridging Loan (TBL) under Enterprise Financing Scheme (EFS).

2.	SECURITY

The banking facilities and all moneys and liabilities (whether actual, contingent or otherwise) owing or payable by you from time to time shall be secured by the following in form and substance satisfactory to the Bank-

Joint and Several Guarantee for S$1,000,000-00 to be executed by Liu Sijian (NRIC No. S8430559F), Gao Lianquan (NRIC No. S7770623B) and Tong Teck Chye (NRIC No. S7936074J).

We enclose herewith the Bank’s standard Guarantee form(s) to be duly signed by the Guarantor(s) before a witness who may be an Advocate and Solicitor I Certified Public Accountant / Commissioner for Oaths / Notary Public / Company Secretary.

The Securities provided under this Facility Letter shall also secure all other moneys owing by you to the Bank from time to time including but not limited to all credit card liabilities.

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3.	AVAILABILITY/CQNDITIONS PRECEDENT

The line of credit is available for drawdown subject to the following conditions precedent being fulfilled to the Bank’s satisfaction, and the Bank’s receipt of documents in form and substance acceptable to the Bank:-

3.1	Availability

The EFS facility is subject to approval from Enterprise Singapore and any conditions it may impose. The date of first drawdown of the EFS facility shall be in accordance with the conditions set out in Enterprise Singapore’s approval.

3.2	Delivery to the Bank of:-

(a)	your latest Constitution, certified as a true copy by any director or company secretary or such person acceptable to the Bank; and

(b)	an extract of your Board Resolution in form and substance satisfactory to the Bank, certified as true copies by two directors or by a director and the company secretary unless your Constitution provide for certification by a director or the company secretary singly.

3.3	The security documents shall have been signed and completed in form and substance satisfactory to the Bank and registered with the appropriate authority.

3.4	Such other documents and/or conditions precedent as the Bank may require.

4.	TERMS APPLICABLE TO TBL

4.1	Purpose

The TBL shall be used for your working capital requirements and shall be disbursed into your current account maintained with the Bank.

4.2	Availability Period

The TBL shall be available for drawdown within 6 months from date of this Facility Letter (“Availability Period”) subject to approval by Enterprise Singapore and completion of all necessary documentation subject to the terms and conditions of this Facility Letter. Any extension shall be subject to the Bank’s and Enterprise Singapore’s approval.

4.3	Drawdown

The TBL shall be drawndown in one or more drawings, subject to a minimum of S$100,000-00 per drawdown upon completion of all documentation and such conditions precedent as the Bank may require by giving the Bank 7 business days prior written notice of the intended drawdown.

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4.4	Interest

Interest is fixed at 2.50% per annum (“prescribed rate”) or such other rate as may be approved by Enterprise Singapore under EFS.

Default Interest: In the event of default or delay in repayment of the instalment, a default interest of 3.50% per annum over the prescribed rate is chargeable on the overdue instalment.

4.5	Repayment

The TBL shall be repaid over 60 monthly instalments with interest at the rate(s) set out above.

For the first 12 monthly instalments commencing 1 month from the date of first drawdown of the TBL, you shall only service the interest on the TBL.

Thereafter, the monthly instalment payments (comprising principal and interest) shall commence 1 month from the due date of the last monthly interest payment. The monthly instalment payments will be calculated based on the outstanding TBL amount over the remaining tenor of the TBL at the applicable interest rate.

The sum of the monthly instalments payable will be revised if there is a change in the interest rate. The Bank may also, by agreement with you, change the monthly instalment amount and repayment period.

4.6	Cancellation

Any undrawn TBL shall be automatically cancelled at the end of the Availability Period.

5.	NEGATIVE PLEDGE

You shall not, without the Bank’s prior written consent, create or permit to arise or subsist any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment or any other encumbrance whatsoever over any of your properties and assets or any part thereof both present and future, whatsoever and wheresoever situate or factor any of your accounts receivables, except in favour of the Bank.

6.	ABORTIVE FEE

If, after acceptance of this Facility Letter the banking facilities set out in this Facility Letter are aborted before the line of credit is available for drawdown, you shall pay an abortive fee of 1.50% on the total limit of these banking facilities.

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7.	SPECIAL TERMS AND CONDITIONS

7.1	The EFS facilities shall be subject to you observing and fully satisfying and fulfilling at all times such terms and conditions and criteria as Enterprise Singapore may specify from time to time including without limitation, the following:-

a.	You shall have at all times, a minimum of thirty per cent (30%) active local participation and ownership, except with the prior written approval of the Bank and Enterprise Singapore.

b.	You shall allow Enterprise Singapore’s representatives at all reasonable times to examine and make copies of all your records relating to the EFS facilities and shall afford such representatives all such assistance for this purpose as they may require.

You undertake to inform the Bank immediately upon you being unable to observe, satisfy and/or fulfill any of the terms and conditions and criteria as Enterprise Singapore may specify from time to time, including without limitation, those stated above.

7.2	If the Bank determines in its sole discretion that you have failed to observe and fully satisfy all the terms and conditions and criteria of Enterprise Singapore including those set out in this clause, the Bank shall notify you of the same and you shall upon such notification immediately repay the Bank all moneys outstanding under the EFS facilities. Should you fail to repay forthwith upon notification, the Bank shall be entitled to charge interest on the unpaid amount at 3.5% per annum above the Bank’s prescribed rate or such other rate as may be determined by Enterprise Singapore, until full payment has been received.

7.3	In the event Enterprise Singapore does not approve any facility herein, you shall, on demand refund any amount disbursed under the EFS facilities together with default interest calculated in the manner described above and any other costs and expenses (including but not limited to legal costs on an indemnity basis) incurred by Enterprise Singapore and/or the Bank in recovering the amount disbursed.

8.	COVENANT

So long as any sum remains or may be outstanding under the banking facilities, there shall be no direct or indirect change of control in the shareholding or management of your company, as determined by the Bank in its absolute discretion. In the event of a change, prior written consent from the Bank shall be required and the Bank shall be entitled to impose such terms and conditions as it deems fit, including the levying of a charge equivalent to the prepayment fee or such other amount as may be advised by the Bank.

Your compliance with the above covenant will be assessed during the Bank’s periodic review of the account.

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9.	OTHER TERMS & CONDITIONS

(i)	Operating Account, Cash Management Activities and Banking Transactions

You shall maintain at least an operating account (the “Account”) with the Bank for the purposes of all your banking transactions for so long as any sum remains owing or unpaid under the banking facilities. You will:-

(a)	utilize the services provided by the Bank in connection with the Account and conduct your banking transactions through the Bank using the Account; and

(b)	channel all your cash management activities and banking transactions (including, but not limited to, transactions pursuant to treasury requirements, payments and collections, trade collections and export letters of credit), and the cash balances that come with it, to the Bank.

(ii)	Bank’s Right of Review

Notwithstanding anything herein, the banking facilities and covenants (if any) are subject to review by the Bank at any time at the Bank’s absolute discretion.

In this connection, you shall (and shall procure that the Corporate Guarantor (if any) shall) forward to the Bank the audited annual financial reports immediately upon receipt from the auditors for each financial year. Upon the review of the banking facilities and covenants (if any), the Bank shall have the right at the Bank’s absolute discretion to vary, modify, terminate, reduce, suspend or cancel any of the banking facilities and/or to demand immediate repayment of all moneys and liabilities owing to the Bank under the banking facilities (whether actual, contingent or otherwise).

Provided that the Bank will not demand immediate repayment of the TBL unless otherwise provided in this Facility Letter or the Standard Terms or if there is a breach of any term or condition of any document executed (whether for the provision of security or otherwise) in connection with or arising from this Facility Letter.

(iii)	For the avoidance of doubt, the Bank may impose such terms and conditions and/or levy such fees as it deems fit for any consent and/or waiver sought from the Bank in relation to any of the terms and conditions of the banking facilities.

(iv)	Notwithstanding this Facility Letter, the Bank may, at its sole discretion, require that you execute a further facility agreement or such other agreements at your own expense, in form and substance satisfactory to the Bank, and/or do all such assurances, acts and/or things as the Bank may require from time to time to give effect to the provisions of this Facility Letter.

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If the terms and conditions of this Facility Letter are acceptable to you, please confirm your acceptance by delivering to the Bank:-

(i)	the duplicate of this Facility Letter with the acceptance portion duly signed by your authorized signatory(ies);

(ii)	an up-to-date copy of your Constitution certified as a true copy by any director or company secretary or such person acceptable to the Bank;

(iii)	an extract of your Board Resolution (a sample resolution is attached hereto for your adoption) certified as a true copy by two directors or by a director and the company secretary unless your Constitution provide for certification by a director or the company secretary singly;

all within 14 days from the date hereof, failing which this offer shall lapse, unless otherwise agreed by the Bank.

If you require any clarification, please call your Business Manager, Alex Tan Jun Rui at 6539 5684.

We are pleased to be of service to you.

NOTICE ON CHANGES TO INTEREST RATE BENCHMARKS (the “Notice”)

Enclosed herewith is a copy of the Notice which is for your information only. It is to inform you of upcoming changes to interbank offered rates (IBORs) such as London Interbank Offered Rate (LIBOR) and certain other interest rate benchmarks such as Singapore Dollar Swap Offer Rate (SOR).

Kindly note that the Notice does not form part of the terms and conditions governing the banking facilities granted by the Bank to you, as detailed above.

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ACCEPTANCE

To: UNITED OVERSEAS BANK LIMITED

1.	We hereby accept your above offer of banking facilities and acknowledge receipt of a copy of the Standard Terms and Conditions Governing Banking Facilities (ref: CR-133.2 (R8.19)).

2.	We hereby consent to the Bank’s disclosure of any information whatsoever concerning any matter or transaction in relation to any banking facility from time to time granted by the Bank, any security relating thereto and any information whatsoever regarding our accounts or affairs in accordance with the Bank’s right of disclosure provided in this Facility Letter and the Standard Terms.

3.	We enclose herewith a certified true extract of our Board Resolution accepting the above offer as well as an up-to-date copy of our Constitution, certified as a true copy.

4.	We authorise the Bank to debit all commissions, costs, fees, charges and expenses (including but not limited to instalment payments,, capital repayments and interest thereon) from our account no. _________________ or any other account(s) which we have or may have with the Bank.